UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                             SCHEDULE13G*


              Under the Securities Exchange Act of 1934



                     Ecology and Environment, Inc.
---------------------------------------------------------------------

                           (Name of Issuer)

 		   Common Stock, without par value
---------------------------------------------------------------------

                    (Title of Class of Securities)

                              278878103

                          -----------------
                            (CUSIP Number)


  			  December 31, 2012
---------------------------------------------------------------------
        (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    /x/ Rule 13d-1(b)
    /x/ Rule 13d-1(c)
    / / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)
                           Page 1 of 9

CUSIP No. 278878103
--------------------

    1.  Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only)

        WEDBUSH, Inc.
---------------------------------------------------------------------
   2.   Check the Appropriate Box if a Member of a Group
   	(See Instructions)

       (a) /x/
       (b) / /
---------------------------------------------------------------------
   3.   SEC Use Only
---------------------------------------------------------------------
   4.   Citizenship or Place of Organization

        California
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     Number of Shares  5. Sole Voting Power                   105,963
     Beneficially by   ----------------------------------------------
     Owned by Each     6. Shared Voting Power                 109,622
     Reporting         ----------------------------------------------
     Person With:      7. Sole Dispositive Power              105,963
                       ----------------------------------------------
                       8.Shared Dispositive Power             128,087

---------------------------------------------------------------------
   9.  Aggregate Amount Beneficially Owned by Each Reporting Person

       128,087
---------------------------------------------------------------------
   10.  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)

        / /
---------------------------------------------------------------------
   11.  Percent of Class Represented by Amount in Row (9)

        4.9%
---------------------------------------------------------------------
   12.  Type of Reporting Person (See Instructions)

---------------------------------------------------------------------
        CO

CUSIP No. 278878103
--------------------

    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only)

         Edward W. Wedbush
---------------------------------------------------------------------
   2.   Check the Appropriate Box if a Member of a Group
        (See Instructions)

        (a) /x/
        (b) / /
---------------------------------------------------------------------
   3.   SEC Use Only
---------------------------------------------------------------------
   4.   Citizenship or Place of Organization

        United States of America
---------------------------------------------------------------------
     Number of Shares     5. Sole Voting Power                 81,876
     Beneficially by   ----------------------------------------------
     Owned by Each        6. Shared Voting Power              191,538
     Reporting         ----------------------------------------------
     Person With:         7. Sole Dispositive Power            81,876
                       ----------------------------------------------
                          8.Shared Dispositive Power          209,963

---------------------------------------------------------------------
   9.   Aggregate Amount Beneficially Owned by Each Reporting Person

	209,963
---------------------------------------------------------------------
   10.  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)

        / /
---------------------------------------------------------------------
   11.  Percent of Class Represented by Amount in Row (9)

        8.1%
---------------------------------------------------------------------
   12.  Type of Reporting Person (See Instructions)

---------------------------------------------------------------------
        IN

CUSIP No. 278878103
--------------------

    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only)

         Wedbush Securities, Inc.
---------------------------------------------------------------------
   2.    Check the Appropriate Box if a Member of a Group
         (See Instructions)

          (a) /x/
          (b) / /
---------------------------------------------------------------------
   3.   SEC Use Only
---------------------------------------------------------------------
   4.   Citizenship or Place of Organization

        California
---------------------------------------------------------------------
     Number of Shares    5. Sole Voting Power                     200
     Beneficially by   ----------------------------------------------
     Owned by Each       6. Shared Voting Power                   200
     Reporting         ----------------------------------------------
     Person With:        7. Sole Dispositive Power                200
                       ----------------------------------------------
                         8.Shared Dispositive Power            18,625

---------------------------------------------------------------------
   9.   Aggregate Amount Beneficially Owned by Each Reporting Person

       18,625
---------------------------------------------------------------------
   10.  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)

        / /
---------------------------------------------------------------------
   11.  Percent of Class Represented by Amount in Row (9)

        0.7%
---------------------------------------------------------------------
   12.  Type of Reporting Person (See Instructions)
---------------------------------------------------------------------

        BD


CUSIP No. 278878103
--------------------

    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only)

         Wedbush Opportunity Capital, LLC
---------------------------------------------------------------------
   2.    Check the Appropriate Box if a Member of a Group
         (See Instructions)

          (a) /x/
          (b) / /
---------------------------------------------------------------------
   3.   SEC Use Only
---------------------------------------------------------------------
   4.   Citizenship or Place of Organization

        Delaware
---------------------------------------------------------------------
     Number of Shares    5. Sole Voting Power                     0
     Beneficially by   ----------------------------------------------
     Owned by Each       6. Shared Voting Power               3,499
     Reporting         ----------------------------------------------
     Person With:        7. Sole Dispositive Power               0
                       ----------------------------------------------
                         8.Shared Dispositive Power           3,499

---------------------------------------------------------------------
   9.   Aggregate Amount Beneficially Owned by Each Reporting Person

        3,499
---------------------------------------------------------------------
   10.  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)

        / /
---------------------------------------------------------------------
   11.  Percent of Class Represented by Amount in Row (9)

        0.1%
---------------------------------------------------------------------
   12.  Type of Reporting Person (See Instructions)
---------------------------------------------------------------------

        OO



CUSIP No. 278878103
--------------------

    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only)

         Wedbush Opportunity Partners, LP
---------------------------------------------------------------------
   2.    Check the Appropriate Box if a Member of a Group
         (See Instructions)

          (a) /x/
          (b) / /
---------------------------------------------------------------------
   3.   SEC Use Only
---------------------------------------------------------------------
   4.   Citizenship or Place of Organization

        Delaware
---------------------------------------------------------------------
     Number of Shares    5. Sole Voting Power                     0
     Beneficially by   ----------------------------------------------
     Owned by Each       6. Shared Voting Power               3,499
     Reporting         ----------------------------------------------
     Person With:        7. Sole Dispositive Power                0
                       ----------------------------------------------
                         8.Shared Dispositive Power           3,499

---------------------------------------------------------------------
   9.   Aggregate Amount Beneficially Owned by Each Reporting Person

        3,499
---------------------------------------------------------------------
   10.  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)

        / /
---------------------------------------------------------------------
   11.  Percent of Class Represented by Amount in Row (9)

        0.1%
---------------------------------------------------------------------
   12.  Type of Reporting Person (See Instructions)
---------------------------------------------------------------------

        PN

Cusip No. 278878103

---------------------------------------------------------------------

Item 1. Name and Address of Issuer.

(a) This statement relates to the shares of the common stock of Ecology and Environment, Inc. ("Issuer").

(b)   Issuer's address: 368 Pleasant View Drive, Lancaster
      New York 14086



Item 2. Filers

(a)   This statement is filed by WEDBUSH, Inc. ("WI"),
      Edward W. Wedbush ("EWW"), Wedbush Securities,
      Inc. ("WS"), Wedbush Opportunity Capital, LLC ("WOC"), and Wedbush Opportunity Partners, LP ("WOP").

(b)   Business address of the above filers are as follows:
      WI - 1000 Wilshire Blvd., Los Angeles, CA 90017-2457
      EWW - P.O. Box 30014, Los Angeles, CA 90030-0014
      WS - P.O. Box 30014, Los Angeles, CA 90030-0014
      WOC - 1000 Wilshire Blvd., Los Angeles, CA 90017-2457
      WOP - 1000 Wilshire Blvd., Los Angeles, CA 90017-2457

(c) WI is a California corporation. EWW is a citizen of the United States of America. WS is a California corporation.
      WOC is a limited liability corporation organized under the laws of the State of Delaware. WOP is a limited partnership organized under the laws of the State of Delaware.

(d)   Common stock

(e)   278878103


Item 3. Classification of Filers

(a)        WI is a control person

(b) - (j)  Not applicable

(g)	   WS is a broker/dealer

(b) - (j)  Not applicable

(b) - (j)  Not applicable

Item 4. Ownership

(a) WI has sole ownership of 105,963 Shares of the Issuer; EWW has sole ownership of 81,876 Shares, WS has sole ownership of 200 Shares, WOC has sole ownership of 0 Shares, and WOP has sole ownership of 0 Shares.

(b)   Of the Shares outstanding, WI owns approximately 4.08%;
      EWW owns approximately 3.15%; WS owns approximately
      0.01%; WOC owns approximately 0.00%; and WOP owns approximately 0.00%.

(c)   Number of Shares as to which the filer has:

      (i) Sole power to vote: WI has sole power to vote on 105,963 Shares; EWW has 81,876 sole Shares; WS has 200 sole Shares; WOC has 0 sole Shares, and WOC has 0 sole Shares.

      (ii) Shared power to vote: WI has 105,963 Shares; EWW has 191,538 Shares; WS has 200 Shares; WOP has
            3,499 Shares; and WOP has 3,499 Shares.

      (iii) Sole power to dispose: WI has sole power to dispose on 105,963 Shares; EWW has 81,876 Shares to dispose; WS has 200 Shares to dispose;
            WOC has 0 Shares to dispose; and WOP 0 has Shares to dispose.

      (iv)  Shared power to dispose;  WI has 128,087 Shares;
            EWW has 209,963 Shares; WS has 18,625 Shares;
            WOC has 3,499 Shares; and WOP has 3,499
            Shares.

Item 5. Ownership of Five Percent or Less of a Class.

     	Not applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another.

        Not applicable.

Item 7. Identification and Classification of Subsidiary which
        Acquired the Securities Being Reported on by the Parent
        Holding Company.

     	Not Applicable.

Item 8.     Identification and Classification of Members of a Group.

Name                           Category    No.of Shares     Percentage

WEDBUSH, Inc.	                  CO         105,963         4.08%
Edward W. Wedbush                 IN          81,876         3.15%
Wedbush Securities, Inc.   	  BD             200         0.01%
Wedbush Opportunity Capital, LLC  OO               0         0.00%
Wedbush Opportunity Capital, LLC  PN               0         0.00%

Edward W. Wedbush owns approximately 50% of the issued and outstanding shares of WEDBUSH, Inc., which is the sole shareholder of Wedbush Securities Inc. Mr. Wedbush is also the Chairman of the Board of WEDBUSH, Inc. and the President of Wedbush Securities Inc. WEDBUSH, Inc. is the sole member of Wedbush Asset Management, LLC, a registered investment adviser. Wedbush Asset Management, LLC is the sole member of Wedbush Opportunity Capital, LLC, which is the manager and general partner of Wedbush Opportunity Capital, LP. The foregoing should not be construed as an admission of beneficial ownership of the securities held or controlled by WEDBUSH, Inc., Wedbush Securities Inc.,
Wedbush Opportunity Partners, LLC or Wedbush Opportunity Capital, LP.


Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                              Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                        WEDBUSH, Inc.

02/10/13
---------------------------
Date

ERIC D. WEDBUSH
------------------
Eric D. Wedbush
---------------------------
Signature

ERIC D. WEDBUSH
------------------
Eric D. Wedbush/ President
---------------------------
Name/Title


         Edward W. Wedbush


02/10/13
---------------------------
Date

EDWARD W. WEDBUSH
------------------
Edward W. Wedbush
---------------------------
Signature

EDWARD W. WEDBUSH
------------------
Edward W. Wedbush
---------------------------
Name/Title

        Wedbush Securities, Inc.



02/10/13
---------------------------
Date

EDWARD W. WEDBUSH
------------------
Edward W. Wedbush
---------------------------
Signature


Edward W. Wedbush/ President
---------------------------
Name/Title


        Wedbush Opportunity Capital, LLC

02/10/13
---------------------------
Date

ERIC D. WEDBUSH
------------------
Eric D. Wedbush
---------------------------
Signature

ERIC D. WEDBUSH
------------------
Eric D. Wedbush/ Managing Director
---------------------------
Name/Title




	Wedbush Opportunity Partners, LP

02/10/13
---------------------------
Date

ERIC D. WEDBUSH
------------------
Eric D. Wedbush
---------------------------
Signature

ERIC D. WEDBUSH
------------------
Eric D. Wedbush/ Managing Director
---------------------------
Name/Title